Exhibit 10.1

AMENDMENT TO

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

            THIS AMENDMENT, dated as of April 5, 2010, to Amended and Restated Executive Employment Agreement, dated as of December 31, 2008, between R. Richard Fontaine (“Executive”) and GameStop Corp. (the “Company”) (such agreement, the “Original Agreement”).  (Defined terms used herein shall have the respective meanings ascribed thereto in the Original Agreement.)

            WHEREAS, Executive has voluntarily agreed to modify his position and duties effective March 27, 2011 and, as of such date, Executive will no longer be Executive Chairman of the Company; and

            WHEREAS, as a result, the Parties desire to modify the Original Agreement as provided below;

            NOW, THEREFORE, the Parties hereby agree that the Original Agreement shall be modified as follows:

1.         Executive’s Position/Duties.  From the date hereof through March 26, 2011, Executive shall continue to be Executive Chairman of the Company.  From March 27, 2011 through March 3, 2013, Executive shall be Chairman International of the Company.  For such period, Executive shall perform such duties as designated by the Chief Executive Officer of the Company.  Executive’s employment with the Company shall automatically terminate effective March 3, 2013, without further notice on the part of either Party, and with no subsequent renewal terms.

2.         Compensation.

            (a)        Base Salary.  For the period from the date hereof through March 26, 2011, Executive’s annual Base Salary shall continue to be $1,200,000 and for the period from March 27, 2011 through March 3, 2013, Executive’s annual Base Salary shall be $600,000.

            (b)        Bonuses/Distributions.  Executive shall continue to receive any bonus to which he would otherwise be entitled for the Company’s fiscal year ending January 29, 2011, as and when due and payable.  Thereafter, Executive shall no longer be entitled to receive any bonus other than at the sole discretion of the Board.

            (c)        Benefits.  Executive shall be entitled to all benefits he would otherwise be entitled to receive, except that Executive shall not participate in any incentive plan of the Company, including without limitation incentive plans under which the Company grants restricted shares and/or stock options, whether annually or periodically, other than at the sole discretion of the Board.  Following Executive’s March 3, 2013 employment termination date, (i) Executive shall be entitled to applicable COBRA continuation of his medical benefits at his expense, and (ii) for any of his vested stock options that then remain unexercised, Executive shall have until the earlier of the expiration date of the applicable option or 90 days to exercise such option, with all vested options not exercised within such period being thereafter forfeited.

3.         Compensation and Benefits Upon Termination.  If Executive’s employment is terminated under the circumstances described in Sections 5(a) or 5(c) of the Original Agreement, Executive shall be entitled to:  (i) a lump sum cash severance payment in an amount equal to all unpaid Base Salary and bonuses (if any) that would have otherwise been due to Executive under this Amendment through March 3, 2013, such payment to be made within 30 days following Executive’s employment termination date; and (ii) the medical benefits set forth in Section 5(c)(iii) of the Original Agreement.  The severance payment referred to in (i) above shall be in lieu of any payment referred to in Section 5(c)(i) and (ii) of the Original Agreement.

4.         Protective Covenants.  Clause (ii) of each of Sections 10(c), 10(d) and 10(e) of the Original Agreement shall hereafter read “(ii) two years after Executive’s employment with the Company ceases.”

5.         Miscellaneous.  Executive’s address for purposes of Section 12 of the Original Agreement shall be the address set forth below.  Except as modified by this Amendment mutatis mutandis, all terms and conditions set forth in the Original Agreement shall continue to apply and remain unchanged and in full force and effect, and any reference in the Original Agreement to “this Agreement” shall mean the Original Agreement as modified by this Amendment.

            IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

EXECUTIVE:

/s/ R. Richard Fontaine
R. Richard Fontaine

Address:

6801 Hillier Court

Colleyville, TX 76034

THE COMPANY:

GAMESTOP CORP.

By:	/s/ Daniel A. DeMatteo
Name: Daniel A. DeMatteo
Title: Chief Executive Officer